EXHIBIT 24.1
                                                                    ------------


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ken L. Kenworthy, Sr., and Ken L. Kenworthy, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Dated this 17th day of May, 2004.



          NAME                                   POSITION
          ----                                   --------

/s/ Ken L. Kenworthy, Jr.        Director, President and Chief Executive Officer
-------------------------        (principal executive officer)
Ken L. Kenworthy, Jr.


/s/ Ken L. Kenworthy, Sr.        Director, Executive Vice President and
-------------------------        Chief Financial Officer
Ken L. Kenworthy, Sr.            (principal financial officer)


/s/ Steven Craig                 Director
-------------------------
Steven Craig


/s/ T.J. Boismier                Director
-------------------------
T.J. Boismier